EXHIBIT 5.1

Axelrod, Smith & Kirshbaum
An Association of Professional Corporations
ATTORNEYS AT LAW
5300 Memorial Drive, Suite 1000
Houston, Texas 77007-8292

Robert D. Axelrod, P.C.	Telephone (713) 861-1996
Facsimile (713) 552-0202

April 15, 2016

John A. Brda, Chief Executive Officer
Torchlight Energy Resources, Inc.
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

RE:	TORCHLIGHT ENERGY RESOURCES, INC. FORM S-8 REGISTRATION STATEMENT

As counsel for Torchlight Energy Resources, Inc., a Nevada corporation (the “Company”), you have requested our firm to render this opinion in connection with the registration by the Company of 8,500,000 shares of common stock, par value $.001 (the “Common Stock”), that may be issued upon the exercise of stock options granted under the Company’s 2015 Stock Option Plan (the “Plan”) as set forth in the Company’s Registration Statement on Form S-8 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission (the “SEC”).

We are familiar with the Registration Statement and the registration contemplated thereby.  In giving this opinion, we have reviewed the Registration Statement and such other agreements, documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained herein as we have felt necessary or appropriate in order to render the opinions hereinafter expressed.  In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.  In giving this opinion, we have also assumed each award agreement under which options are granted pursuant to the Plan are consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto.

Based upon all of the foregoing, we are of the opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

2.
The shares of Common Stock to be issued upon exercise of the stock options granted under the Plan are validly authorized and, when issued and delivered in accordance with the terms of the Plan, upon payment therefore, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared and may be used by the Company as an exhibit in connection with the filing by the Company of the Form S-8 with the SEC.  We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form S-8 and to the reference made to this firm in the Registration Statement under the heading “Interests of Named Experts and Counsel.”  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

The opinions expressed herein are limited to the matters expressly set forth herein and no other opinion shall be inferred or implied beyond the matters expressly stated herein.

Very truly yours, /s/ Axelrod, Smith & Kirshbaum